Exhibit 10.12F

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is dated December 31, 2008, between Theragenics Corporation, a Delaware corporation (the “Company”), and Bruce W. Smith (the “Employee”).

INTRODUCTION

The Company and the Employee are parties to that certain Employment Agreement dated January 1, 1999, as amended (the “Employment Agreement”).  The parties hereto now desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree to amend the Employment Agreement as follows:

1.    By adding the following new Section 1(r):

“ ‘Termination of employment’ and similar terms refer solely to a ‘separation from service’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and regulations issued thereunder.”

2.    By deleting the last two sentences of Section 4(e) and inserting in lieu thereof the following:

“Payments under this Section 4(e) shall be paid in substantially equal installments no less frequently than monthly over the two years from the date of termination, except that payments shall commence within sixty (60) days following termination of employment and the first payment shall include all payments accrued up to the date of payment.  Notwithstanding the foregoing, if the Employee is a ‘specified employee’ within the meaning of Code Section 409A, then to the extent the payment of severance hereunder would cause the Employee to incur tax under Code Section 409A, payment shall be delayed until six (6) months after the Employee’s termination of employment, at which time the Employee shall be paid a lump sum equal to what otherwise would have been the first six months’ of such payments, and thereafter payment of the unpaid balance shall continue in what otherwise would have been the original payment schedule for such unpaid balance.  All payments under this Section that are made after the date that they would be paid if the Employee had continued employment shall be increased by interest from such date to the date of payment at the applicable federal rate under Code Section 1274(d).”

3.    By deleting the last two sentences of Section 4(f) and inserting in lieu thereof the following:

“Payments under this Section 4(f) shall be paid in substantially equal installments no less frequently than monthly over the two years from the date of termination, except that payments shall commence within sixty (60) days following termination of employment and the first payment shall include all payments accrued up to the date of payment.  Notwithstanding the foregoing, if the Employee is a ‘specified employee’ within the meaning of Code Section 409A, then to the extent the payment of severance hereunder would cause the Employee to incur tax under Code Section 409A, payment shall be delayed until six (6) months after the Employee’s termination of employment, at which time the Employee shall be paid a lump sum equal to what otherwise would have been the first six months’ of such payments, and thereafter payment of the unpaid balance shall continue in what otherwise would have been the original payment schedule for such unpaid balance.  All payments under this Section that are made after the date that they would be paid if the Employee had continued employment shall be increased by interest from such date to the date of payment at the applicable federal rate under Code Section 1274(d).”

4.    By adding the following to the end of Section 4(g):

“The Company shall provide the release agreement to Employee in sufficient time so that if Employee timely executes and returns the release agreement to the Company, the revocation period shall expire before the date that severance payments are required to commence.”

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment effective as of the date first above written.

THE COMPANY:

THERAGENICS CORPORATION

By: /s/ Francis J. Tarallo

Title: Chief Financial Officer

THE EMPLOYEE

/s/ Bruce W. Smith
Bruce W. Smith

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